Exhibit 10.1
FORM OF
VOTING AGREEMENT
     THIS VOTING AGREEMENT, dated as of ____________ ______, 2006 (this “Agreement”), is made by and between RENT-A-CENTER, INC., a Delaware corporation (“RAC”), and __________________ (“Shareholder”). Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to them in the Merger Agreement (as hereinafter defined).
W I T N E S S E T H:
     WHEREAS, as of the date hereof, Shareholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) with the right to vote or direct the vote of the number of common shares without par value (the “Company Common Shares”) of Rent-Way, Inc., a Pennsylvania corporation (the “Company”), as set forth opposite Shareholder’s name on the signature page hereof (such shares, together with any Company Common Shares acquired by Shareholder prior to the termination of this Agreement, are collectively referred to herein as the “Shares”);
     WHEREAS, concurrently with the execution of this Agreement, RAC, Vision Acquisition Corp., a Pennsylvania corporation (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which, upon the terms and subject to the conditions thereof, Merger Sub will be merged with and into the Company (the “Merger”); and
     WHEREAS, as a condition to the willingness of the Company, RAC, and Merger Sub to enter into the Merger Agreement, RAC has requested Shareholder to agree, and in order to induce RAC to enter into the Merger Agreement, Shareholder is willing to agree, to vote in favor of adopting the Merger Agreement and approving the Merger and the other transactions contemplated by the Merger Agreement, and to grant to RAC an irrevocable proxy to vote the Shares upon the terms and subject to the conditions set forth herein.
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree, severally and not jointly, as follows:
     Section 1. VOTING OF SHARES.
          (a) Until the Expiration Date (as hereinafter defined), Shareholder hereby agrees that, at the Company Shareholder’ Meeting, any other meeting of the shareholders of the Company (however called) and by written consent of the shareholders of the Company in lieu of any such meeting, Shareholder will (i) appear at such meeting or otherwise cause the Shares to be counted as present thereat for purposes of establishing a quorum, and (ii) vote or direct the vote of all of the Shares (A) in favor of the adoption of the Merger Agreement, and (B) against (1) any Company Acquisition Proposal, (2) any action or agreement submitted for the approval of the shareholders of the Company that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which would reasonably be expected to result in any of the conditions to the Merger Agreement not being fulfilled, including, without limitation, a “control share acquisition” (as contemplated by 15 Pa.C.S.A. §§ 2565 and 2566) by any Person other than pursuant to the Merger and the Merger Agreement, (3) any change in the present capitalization of the Company submitted for approval of the shareholders of the Company, (4) any amendment to the Company’s articles of incorporation or bylaws submitted for approval of the shareholders of the Company, or (5) any other action submitted for approval of the shareholders of the Company which in the case of each of the matters referred to in this clause (B) could reasonably be expected to impede, interfere with, delay, postpone or materially adversely affect the transactions contemplated by the Merger Agreement or the likelihood of such transactions being consummated in a timely manner; and (C) in favor of any other matter necessary for consummation or in furtherance of the transactions contemplated by the Merger Agreement which is considered at any such meeting of the Company’s shareholders or in such written consent in lieu thereof. In connection therewith, Shareholder shall execute any documents which are necessary or appropriate in order to effectuate the foregoing. In addition, Shareholder agrees that it will, upon request by RAC, furnish written confirmation, in form and substance reasonably acceptable to RAC, of Shareholder’s vote in favor of the Merger Agreement.
          (b) Concurrently with the execution of this Agreement, Shareholder agrees to deliver to RAC a proxy, which shall be deemed to be coupled with an interest, in the form attached as Exhibit “A” (the “Proxy”), which shall be irrevocable to the extent permitted by applicable law, covering the total number of Shares.
          (c) Notwithstanding the foregoing, nothing in this Agreement shall limit or restrict Shareholder, or any affiliate thereof, from acting in his capacity as director or officer of the Company, to the extent applicable, it being understood that this Agreement shall apply to Shareholder solely in his capacity as a shareholder of the Company and no actions taken by Shareholder in his capacity as an officer or director of the Company will constitute a breach hereof.
     Section 2. NO TRANSFER OF SHARES. Other than as permitted under Section 3 of this Agreement, Shareholder shall not, prior to the Expiration Date, directly or indirectly, (a) sell, assign, transfer (including by operation of law), tender, pledge or otherwise dispose of or encumber any of the Shares, (b) deposit any of the Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Shares or grant any proxy or power of attorney with respect thereto which is inconsistent with this Agreement, or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect sale, transfer (including by operation of law) or other disposition of any Shares. Shareholder has no present intention of taking any of the foregoing actions prior to the Expiration Date.
     Section 3. PURCHASE OF SHARES; EXERCISE OF OPTIONS. Shareholder agrees that he shall not directly or indirectly acquire additional Shares. Notwithstanding the foregoing, Shareholder may exercise options to purchase Company Common Shares pursuant to any Stock Plan and in connection with such exercise may sell, assign, transfer, pledge or otherwise encumber the Company Common Shares so purchased in an amount necessary to pay the exercise price of and any applicable taxes arising on such option exercise, all in compliance with the terms of the applicable Stock Plan under which such options were issued; provided, however, that such options expire on or prior to December 31, 2006 by their terms; provided, further, that upon the exercise by such Shareholder of such option, such Company Common Shares that Shareholder acquires and retains on such exercise will be treated as Shares for the purposes of this Agreement and the Proxy.
     Section 4. REPRESENTATIONS, WARRANTIES AND COVENANTS OF SHAREHOLDER. Shareholder hereby represents, warrants and covenants to RAC with respect to itself and its ownership of its Shares as follows:
          (a) Shareholder has full legal capacity to execute and deliver this Agreement and the Proxy and to consummate the transactions contemplated hereby.
          (b) Except as permitted by Section 2 of this Agreement, Shareholder is the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of the Shares and will continue to be the beneficial owner of the Shares until the Expiration Date, and during such period the Shares will be free and clear of any liens, claims, options, charges or other encumbrances (except as permitted under Section 3 of this Agreement).
          (c) This Agreement has been duly executed and delivered by such Shareholder.
          (d) This Agreement constitutes the valid and binding agreement of such Shareholder, enforceable against Shareholder in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally, by general equity principles, (regardless of whether such enforceability is considered in a proceeding in equity or at law).
          (e) The execution and delivery of this Agreement by Shareholder does not, and the performance of this Agreement by Shareholder will not, (i) conflict with or violate any law applicable to Shareholder or by which Shareholder or any of Shareholder’s properties is bound or affected; or (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any assets of Shareholder, including, without limitation, Shareholder’s Shares, pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Shareholder is a party or by which Shareholder or any of Shareholder’s assets is bound or affected.
          (f) Until the Expiration Date, Shareholder, solely in his capacity as such and not in his capacity as an officer or director of the Company, shall not (and will use Shareholder’s reasonable best efforts to cause the Company, its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it not to), directly or indirectly through another Person, (i) solicit, initiate or encourage any Company Acquisition Proposal, (ii) provide any information or data to any Person relating to or in connection with or in response to a Company Acquisition Proposal or an inquiry or indication of interest that could lead to a Company Acquisition Proposal, engage in any discussions or negotiations concerning a Company Acquisition Proposal, or otherwise take any action to facilitate any effort or attempt to make or implement a Company Acquisition Proposal, (iii) approve, recommend, agree to or accept, or propose publicly to approve, recommend, agree to or accept, any Company Acquisition Proposal, or (iv) approve, recommend, agree to or accept, or propose to approve, recommend, agree to or accept, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement related to any Company Acquisition Proposal. In the event that Shareholder receives, solely in his capacity as a shareholder of the Company and not in his capacity as an officer or director of the Company, from any third party any offer or indication of interest (whether made in writing or otherwise) regarding any of the transactions referred to in the foregoing sentence, or any request for information about the Company with respect to any of the foregoing, Shareholder shall immediately advise RAC orally and in writing of any request for information or of any Company Acquisition Proposal and the material terms and conditions of such request or Company Acquisition Proposal, including the name of any Person making a Company Acquisition Proposal. Shareholder shall promptly (and in no event later than 24 hours after receipt of any Company Acquisition Proposal, any inquiry or indication of interest that could lead to a Company Acquisition Proposal or any request for information) advise RAC orally and in writing of any Company Acquisition Proposal, any inquiry or indication of interest that could lead to a Company Acquisition Proposal or any request for information relating to the Company or any of its Subsidiaries (including the identity of the Person making or submitting such Company Acquisition Proposal, inquiry, indication of interest or request, and the terms thereof) that is made or submitted by any Person during the period prior to Expiration Date to Shareholder, solely in his capacity as a shareholder of the Company and not in his capacity as an officer or director of the Company.
          (g) Shareholder hereby waives any rights of appraisal or rights to dissent from the Merger.
          (h) Shareholder agrees to execute and deliver any additional documents necessary, in the reasonable opinion of RAC, to carry out the purpose and intent of this Agreement.
          (i) Shareholder understands and acknowledges that RAC is entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by Shareholder.
     Section 5. REPRESENTATIONS AND WARRANTIES OF RAC. RAC hereby represents and warrants to Shareholder as follows:
          (a) RAC is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation. RAC has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by RAC have been duly authorized by all necessary action on the part of RAC.
          (b) (i) No filing with any Governmental Entity and no authorization, consent or approval of any other Person is necessary for the execution of this Agreement by RAC and the consummation by RAC of the transactions contemplated hereby, except for the filing with the SEC of any Schedules 13D or 13G or amendments to Schedules 13D or 13G, as may be required, and (ii) none of the execution and delivery of this Agreement by RAC, or the consummation by RAC of the transactions contemplated hereby shall (A) conflict with or result in any breach of the organizational documents of RAC, (B) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which RAC is a party or by which RAC or any of its assets may be bound, or (C) violate any applicable order, writ, injunction, decree, judgment, statute, rule or regulation, except for any of the foregoing as could not reasonably be expected to impair RAC’s ability to perform its obligations under this Agreement.
     Section 6. ADDITIONAL DOCUMENTS. Shareholder and RAC hereby covenant and agree to execute and deliver any additional documents reasonably necessary or desirable to carry out the purpose and intent of this Agreement.
     Section 7. TERMINATION. This Agreement and the Proxy delivered in connection herewith shall terminate upon the earliest to occur of (i) the Effective Time; (ii) the date of the termination of the Merger Agreement or (iii) the mutual consent of the parties hereto (the (“Expiration Date”); provided, however that no such termination shall relieve any party of liability for a breach hereof prior to the Expiration Date.
     Section 8. EXPENSES. Each party hereto shall be responsible for its own fees and expenses (including, without limitation, the fees and expenses of financial consultants, investment bankers, accountants and counsel) in connection with the entering into of this Agreement.
     Section 9. MISCELLANEOUS.
          (a) This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. This Agreement is not intended to confer upon any other person any rights or remedies hereunder. This Agreement may not be amended, modified or rescinded except by an instrument in writing signed by each of the parties hereto.
          (b) Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by operation of law (including by merger or consolidation) or otherwise without the prior written consent of the other parties hereto; provided, however, that RAC may assign its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of RAC. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors and assigns.
          (c) The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof shall not constitute a waiver by such party of its right to exercise any such or other right, power, or remedy or to demand such compliance. Each of the parties hereto agrees that it will use its reasonable best efforts to do all things necessary to effectuate this Agreement.
          (d) All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (i) as of the date delivered if delivered personally or by nationally recognized overnight courier service (costs prepaid), (ii) as of the date sent by facsimile with confirmation of transmission by the transmitting equipment, and (iii) on the third business day after deposit in the U.S. mail, if mailed by registered or certified mail (postage prepaid, return receipt requested), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

if to Shareholder, to:	c/o Rent-Way, Inc. One RentWay Place Erie, Pennsylvania 16503
	Attention:	William S. Short
	Facsimile:	(814) 461-5411

with a copy to:	Hodgson Russ LLP One M&T Plaza, Suite 2000 Buffalo, New York 14203
	Attention:	John J. Zak, Esq. Paul J. Vallone, Esq.
	Facsimile:	(716) 849-0349

if to RAC or Merger Sub, to:	Rent-A-Center, Inc. 5700 Tennyson Parkway, Third Floor Plano, Texas 75024
	Attention:	Mark E. Speese
	Facsimile:	(972) 943-0116

with a copy to:	Fulbright & Jaworski, LLP 2200 Ross Avenue, Suite 2800 Dallas, Texas 75201
	Attention:	Thomas W. Hughes, Esq. James R. Griffin, Esq.
	Facsimile:	(214) 855-8200
          (e) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PROVISIONS THEREOF. EACH OF THE PARTIES HERETO (A) CONSENTS TO SUBMIT ITSELF TO THE PERSONAL JURISDICTION OF ANY FEDERAL COURT LOCATED IN THE STATE OF DELAWARE OR ANY DELAWARE STATE COURT, IN THE EVENT ANY DISPUTE ARISES OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, (B) AGREES THAT IT WILL NOT ATTEMPT TO DENY OR DEFEAT

SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT, AND (C) AGREES THAT IT WILL NOT BRING ANY ACTION RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IN ANY COURT OTHER THAN A FEDERAL COURT SITTING IN THE STATE OF DELAWARE OR AN DELAWARE STATE COURT.
          (f) The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.
          (g) The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, (a) if necessary, a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
          (h) The parties agree that RAC will be irreparably damaged and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Shareholder set forth herein. It is accordingly agreed that, in addition to any other remedies that may be available to RAC upon any such violation, RAC shall have the right to enforce such covenants and agreements by specific performance, injunctive relief, or by any other means available to RAC at law or in equity.
          (i) This Agreement may be executed in one or more counterparts (including via facsimile or portable document format (pdf)), and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.
          (j) The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and section and paragraph references are to the sections and paragraphs of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such, instrument or statute as from time to time, amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.
          (k) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this

Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.
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     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above.

“RAC”

RENT-A-CENTER, INC.

By:

Name:

Title:

Shares held of Rent-Way, Inc.	“Shareholder”

Name:

Exhibit A
Form of Irrevocable Proxy
     The undersigned is a party to the Voting Agreement, dated as of ____________, 2006 (the “Voting Agreement”), by and between RENT-A-CENTER, INC., a Delaware corporation (“RAC”), and the undersigned.
     The undersigned hereby revokes any previous proxies previously granted with respect to any Shares (as defined in the Voting Agreement) and appoints RAC, and any individual who shall be designated by RAC, with full power of substitution and resubstitution, as attorney-in-fact and proxy of the undersigned to attend any and all meetings of shareholders (and any adjournments or postponements thereof) of Rent-Way, Inc., a Pennsylvania corporation (the “Company”), solely to vote all Shares (as defined in the Voting Agreement) in accordance with the terms of the Voting Agreement. Capitalized terms used and not defined herein have the respective meanings ascribed to them in the Voting Agreement.
     This proxy has been granted pursuant to Section 1 of the Voting Agreement. This proxy shall be deemed to be a proxy coupled with an interest and is irrevocable during the term of the Voting Agreement to the fullest extent permitted under Pennsylvania law, except that such proxy shall terminate upon the termination of the Voting Agreement.
     The undersigned authorizes such attorney and proxy to substitute any other person to act hereunder, to revoke any substitution and to file this proxy and any substitution or revocation with the Secretary of the Company.

Name:

Date: